EXHIBIT 99.4

Dear Valued Depositor of TruNorth Bank:

I am pleased to tell you about an investment opportunity. Pursuant to our plan of conversion, Hometown Financial Group, MHC, the mutual holding company for TruNorth Bank, will convert from the mutual form of organization to the fully stock form. In connection with the conversion, Hometown Financial Group, Inc. (“Hometown Financial”), a newly formed Maryland corporation that will become the holding company of TruNorth Bank, is offering its shares of common stock for sale at a price of $10.00 per share. No sales commission will be charged for purchasing shares in the stock offering. To further our commitment to our local community, our plan of conversion provides that we will establish a charitable foundation, TruNorth Bank Foundation, Inc. We intend to contribute to the charitable foundation a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering. The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. Enclosed you will find a Prospectus and a Questions and Answers Brochure describing the conversion and stock offering in more detail.

Immediately following the completion of the conversion and stock offering, Hometown Financial intends to acquire Primary Bank, subject to the completion of all applicable closing conditions, through the merger of Primary Bank with and into TruNorth Bank, with TruNorth Bank continuing as the surviving institution.

THE STOCK OFFERING:

Our records indicate that you had at least $50 in deposits at TruNorth Bank (or one of its predecessor banks) at the close of business on June 30, 2025 or June 30, 2026. As such, you have non-transferable rights, but no obligation, to subscribe for shares of common stock in our Subscription Offering before any shares are offered for sale to the general public.

Please note:

•	The proceeds resulting from the sale of stock by Hometown Financial will support our business strategy.
•	There will be no change to account interest rates or other terms of your deposit accounts or loans at TruNorth Bank.
•

Deposit accounts will not be converted to stock. Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation and by the Massachusetts Depositors Insurance Fund to the same extent as before the completion of the conversion and stock offering.

•	There will be no changes to our management and staff due to the conversion and stock offering.

Read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, please complete and sign the enclosed original Stock Order Form and return it, with full payment, by paying for overnight delivery to the address listed on the Stock Order Form, by mail using the postage paid Stock Order Reply Envelope provided, or by hand-delivery to TruNorth Bank’s offices located at 36 Main Street, Easthampton, Massachusetts, 31 Sutton Avenue, Oxford, Massachusetts, or 248 Andover Street (Rt. 114), Peabody, Massachusetts. We will only accept hand-delivered Stock Order Forms at these locations. Do not mail stock order forms to TruNorth Bank. Original Stock Order Forms and full payment must be received (not postmarked) on or before 2:00 p.m., Eastern time, on [expiration date]. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance at the number shown below, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future as a Hometown Financial stockholder. Thank you for your continued support as a TruNorth Bank depositor.

Sincerely,

Matthew S. Sosik

Chairman of the Board and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other government agency.

Questions?

Call our Stock Information Center at [SIC #],

between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except bank holidays.

M

Dear Potential Investor:

I am pleased to tell you about an investment opportunity. Pursuant to our plan of conversion, Hometown Financial Group, MHC, the mutual holding company for TruNorth Bank, will convert from the mutual form of organization to the fully stock form. In connection with the conversion, Hometown Financial Group, Inc. (“Hometown Financial”), a newly formed Maryland corporation that will become the holding company of TruNorth Bank, is offering its shares of common stock for sale at a price of $10.00 per share. No sales commission will be charged for purchasing shares in the stock offering. To further our commitment to our local community, our plan of conversion provides that we will establish a charitable foundation, TruNorth Bank Foundation, Inc. We intend to contribute to the charitable foundation a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering. The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate.

Immediately following the completion of the conversion and stock offering, Hometown Financial intends to acquire Primary Bank, subject to the completion of all applicable closing conditions, through the merger of Primary Bank with and into TruNorth Bank, with TruNorth Bank continuing as the surviving institution.

Read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, please complete and sign the enclosed original Stock Order Form and return it, with full payment, by paying for overnight delivery to the address listed on the Stock Order Form, by mail using the postage paid Stock Order Reply Envelope provided, or by hand-delivery to TruNorth Bank’s offices located at 36 Main Street, Easthampton, Massachusetts, 31 Sutton Avenue, Oxford, Massachusetts, or 248 Andover Street (Rt. 114), Peabody, Massachusetts. We will only accept hand-delivered Stock Order Forms at these locations. Do not mail stock order forms to TruNorth Bank. Original Stock Order Forms and full payment must be received (not postmarked) on or before 2:00 p.m., Eastern time, on [expiration date]. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance at the number shown below, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Hometown Financial stockholder.

Sincerely,

Matthew S. Sosik

Chairman of the Board and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other government agency.

Questions?

Call our Stock Information Center at [SIC #],

between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except bank holidays.

I

Dear TruNorth Bank Employee, Officer or Director/Trustee or Hometown Financial Group, MHC Corporator:

I am pleased to tell you about an investment opportunity. Pursuant to our plan of conversion, Hometown Financial Group, MHC, the mutual holding company for TruNorth Bank, will convert from the mutual form of organization to the fully stock form. In connection with the conversion, Hometown Financial Group, Inc. (“Hometown Financial”), a newly formed Maryland corporation that will become the holding company of TruNorth Bank, is offering its shares of common stock for sale at a price of $10.00 per share. No sales commission will be charged for purchasing shares in the stock offering. To further our commitment to our local community we will be establishing a charitable foundation, TruNorth Bank Foundation, Inc. We intend to contribute to the charitable foundation a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering. The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. Enclosed you will find a Prospectus and a Questions and Answers Brochure describing the conversion and stock offering in more detail.

Immediately following the completion of the conversion and stock offering, Hometown Financial intends to acquire Primary Bank, subject to the completion of all applicable closing conditions, through the merger of Primary Bank with and into TruNorth Bank, with TruNorth Bank continuing as the surviving institution.

Our records indicate you are an employee, officer or director/trustee, as applicable, of Hometown Financial, Hometown Financial Group, MHC, Hometown Financial Group, Inc. (Massachusetts) and/or TruNorth Bank, or a corporator of Hometown Financial Group, MHC who is not also an eligible depositor of TruNorth Bank. As such you have non-transferable rights, but no obligation, to purchase shares of common stock in our Subscription Offering before any shares are offered for sale to the general public.

Read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, please complete and sign the enclosed original Stock Order Form and return it, with full payment, by paying for overnight delivery to the address listed on the Stock Order Form, by mail using the postage paid Stock Order Reply Envelope provided, or by hand-delivery to TruNorth Bank’s offices located at 36 Main Street, Easthampton, Massachusetts, 31 Sutton Avenue, Oxford, Massachusetts, or 248 Andover Street (Rt. 114), Peabody, Massachusetts. We will only accept hand-delivered Stock Order Forms at these locations. Do not mail stock order forms to TruNorth Bank. Original Stock Order Forms and full payment must be received (not postmarked) on or before 2:00 p.m., Eastern time, on [expiration date]. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance at the number shown below, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future as a Hometown Financial stockholder.

Sincerely,

Matthew S. Sosik

Chairman of the Board and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other government agency.

Questions?

Call our Stock Information Center at [SIC #],

between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except bank holidays.

T3

Dear Prospective Investor:

Keefe, Bruyette & Woods, A Stifel Company, has been retained by Hometown Financial Group, Inc. as its marketing agent in connection with its conversion and stock offering.

At the request of Hometown Financial Group, Inc., we are enclosing a Prospectus and Stock Order Form regarding the offering of shares of Hometown Financial Group, Inc. common stock. We encourage you to read the enclosed Prospectus carefully before making an investment decision. If you have any questions after reading the enclosed material, please call the Stock Information Center at [SIC #], between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except bank holidays.

We have been asked to forward these documents to you in view of certain requirements of the securities laws of your jurisdiction. This is not a recommendation or solicitation for any action by you with regard to the enclosed materials.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other government agency.

BD

Questions and Answers

About Our Conversion and Stock Offering

This brochure answers questions about the conversion and stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section.

GENERAL — THE CONVERSION, STOCK OFFERING AND MERGER

Our board of trustees and boards of directors have determined that the conversion and stock offering are in the best interests of our organization, our customers and the communities we serve.

Q.	WHAT IS THE CONVERSION AND STOCK OFFERING?

A.

Pursuant to our plan of conversion, Hometown Financial Group, MHC will convert from the mutual form of organization (meaning no stockholders) to the stock form of organization, through the sale of shares of common stock of Hometown Financial Group, Inc. (“Hometown Financial”) a newly formed Maryland corporation. Upon completion of the conversion and stock offering, 100% of the common stock of Hometown Financial will be owned by public stockholders, and Hometown Financial will own 100% of TruNorth Bank. Hometown Financial Group, MHC and its subsidiary holding company, Hometown Financial Group, Inc. (a Massachusetts corporation), will cease to exist upon completion of the conversion.

Q.	WHAT IS THE TRUNORTH BANK FOUNDATION, INC. (THE “CHARITABLE FOUNDATION”)?

A.

In connection with the conversion and stock offering, we intend to contribute to the charitable foundation a number of shares of Hometown Financial’s common stock equal to 4% of the shares sold in the stock offering. The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes and may be able to support such activities in ways not presently available to us.

Q.	WILL THE CONTRIBUTION TO THE CHARITABLE FOUNDATION BE AUTHORIZED IF THE CONVERSION AND STOCK OFFERING ARE NOT APPROVED AND COMPLETED?

A.

The funding of the charitable foundation was approved by our corporators as part of the conversion and stock offering. The contribution will occur only in connection with the completion of the stock offering.

Q.	WHAT IS THE PROPOSED MERGER?

A.

Hometown Financial has entered into an agreement to acquire Primary Bank. Immediately following the conversion and stock offering, Primary Bank will merge with and into TruNorth Bank, with TruNorth Bank continuing as the surviving institution. In connection with the merger, shares of Primary Bank common stock issued and outstanding immediately prior to the closing date of the merger will be converted into the right to receive either shares of Hometown Financial common stock or cash.

Primary Bank is a New Hampshire-chartered bank headquartered in Bedford, New Hampshire. As of June 30, 2026, Primary Bank had $769.5 million of assets, $664.8 million of net loans and $644.2 million in deposits. Primary Bank provides a wide range of financial services for businesses and individuals in southern New Hampshire.

Q.	WHAT ARE THE REASONS FOR THE CONVERSION AND STOCK OFFERING?

A.

We believe the stock holding company form of organization will provide us with access to additional resources to strengthen our capital position and pursue organic growth, better positioning TruNorth Bank to compete effectively as an independent community bank. Our primary reasons for converting and raising additional capital through the stock offering are to: support our focus on organic growth, including growth in commercial lending; enhance our capital and liquidity position, while using a portion of the net proceeds of the offering to repay $135.0 million of senior debt maturing in 2027, which we expect will reduce interest expense and improve our net interest margin; fund the acquisition of Primary Bank (in which we will use a portion of the offering proceeds and issue shares of our common stock as merger consideration); continue to invest in technologies that will enable us to expand and enhance our products and services, be more efficient and increase our delivery channels; attract and retain qualified personnel by enabling us to establish stock-based benefit plans for management and employees that will give them an opportunity to share in our long-term success; support our ability to take advantage of strategic expansion opportunities as they arise to complement our organic growth strategy, through branch acquisitions or financial institution acquisitions; enhance our community ties by providing our customers and community members with the opportunity to acquire an ownership interest in TruNorth Bank through Hometown Financial; and establish a charitable foundation, and fund it with shares of our common stock, to support charitable organizations operating in our local communities now and in the future.

Q.	IS TRUNORTH BANK CONSIDERED “WELL-CAPITALIZED” FOR REGULATORY PURPOSES?

A.	Yes. As of June 30, 2026, TruNorth Bank was considered “well capitalized” for regulatory purposes.

Q.	WILL CUSTOMERS NOTICE ANY CHANGE IN TRUNORTH BANK’S DAY-TO-DAY ACTIVITIES AS A RESULT OF THE CONVERSION AND STOCK OFFERING?

A.

No. It will be business as usual. The conversion is an internal change to our corporate structure. There will be no change to our management and staff as a result of the conversion and stock offering. TruNorth Bank will continue to operate as a community bank.

Following completion of the conversion and stock offering, we intend to acquire Primary Bank. Primary Bank will merge with and into TruNorth Bank, with TruNorth Bank as the surviving entity. We look forward to welcoming the customers of Primary Bank and enhancing our market share position in southern New Hampshire.

Q.	WILL THE CONVERSION AND STOCK OFFERING AFFECT CUSTOMERS’ DEPOSIT ACCOUNTS OR LOANS?

A.

No. The conversion and stock offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation and the Massachusetts Depositors Insurance Fund up to the maximum legal limits to the same extent as before the completion of the conversion and stock offering. Deposit accounts will not be converted to stock.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	HOW MANY SHARES ARE BEING OFFERED AND AT WHAT PRICE?

A.

Hometown Financial is offering for sale between 51,000,000 and 69,000,000 shares of common stock (subject to increase to 79,350,000 shares) at $10.00 per share. No sales commission will be charged to purchasers of the common stock.

Q.	WHO IS ELIGIBLE TO PURCHASE STOCK IN THE STOCK OFFERING?

A.

Pursuant to our plan of conversion, non-transferable rights to subscribe for shares of Hometown Financial common stock in the Subscription Offering have been granted in the following descending order of priority:

Priority #1 — Depositors of TruNorth Bank (and its predecessor banks) with aggregate account balances of at least $50 as of the close of business on June 30, 2025;

Priority #2 — Depositors of TruNorth Bank (and its predecessor banks) with aggregate account balances of at least $50 as of the close of business on June 30, 2026;

Priority #3 — Our tax-qualified employee benefit plans; and

Priority #4 — Employees, officers and directors/trustees of Hometown Financial, Hometown Financial Group, MHC, Hometown Financial Group, Inc. (Massachusetts) or TruNorth Bank and corporators of Hometown Financial Group, MHC who do not have a higher purchase priority.

Shares of common stock not purchased in the Subscription Offering may be offered for sale to the general public in a Community Offering, with a preference given to natural persons (including trusts of natural persons) residing in the following areas:

In Massachusetts: Essex, Hampden, Hampshire, Middlesex, Norfolk, Plymouth, Suffolk and Worcester Counties;

In Connecticut: the Northeastern Connecticut Planning Region;

In New Hampshire: Rockingham County.

Shares not sold in the Subscription Offering or the Community Offering may be offered for sale to the general public through a Syndicated Community Offering and/or a Firm Commitment Underwritten Offering.

Q.

I AM ELIGIBLE TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE SUBSCRIPTION OFFERING BUT AM NOT INTERESTED IN INVESTING. MAY I ALLOW SOMEONE ELSE TO USE MY STOCK ORDER FORM TO TAKE ADVANTAGE OF MY PRIORITY AS AN ELIGIBLE ACCOUNT HOLDER?

A.

No. Subscription rights are non-transferable! Only those eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of eligible account holder(s). On occasion, unscrupulous people attempt to persuade account holders to transfer subscription rights, or to purchase shares in the stock offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible deposit account holders’ subscription rights in the offering.

Q.	HOW MAY I PURCHASE SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS?

A.

Shares can be purchased by completing and signing an original Stock Order Form and returning it, with full payment, so that it is received (not postmarked) before the offering deadline. Delivery of a Stock Order Form may be made by paying for overnight delivery only to the address indicated on the Stock Order Form, by regular mail using the postage paid Stock Order Reply Envelope provided, or by hand-delivery to TruNorth Bank’s offices located at 36 Main Street, Easthampton, Massachusetts, 31 Sutton Avenue, Oxford, Massachusetts, or 248 Andover Street (Rt. 114), Peabody, Massachusetts. Hand-delivered stock order forms will only be accepted at these locations. Stock order forms may not be delivered to our other offices. Please do not mail Stock Order Forms to TruNorth Bank.

Once a completed stock order form has been deposited in the U.S. mail, delivery issues may arise that are beyond our control and there can be no guarantee that a completed original stock order form will be received by us before the expiration of the subscription and/or community offering, if at all. The only way to guarantee our receipt of a completed original stock order form is to hand deliver the completed original stock order form to a dedicated Stock Information Center representative at our offices located at 36 Main Street, Easthampton, Massachusetts, 31 Sutton Avenue, Oxford, Massachusetts, or 248 Andover Street (Rt. 114), Peabody, Massachusetts. Alternatively, you may wish to return your completed original stock order form by paying for overnight delivery, with tracking and delivery confirmation service, to the address indicated on the Stock Order Form.

Q.	WHAT IS THE DEADLINE FOR PURCHASING SHARES?

A.

To purchase shares in the Subscription Offering and any Community Offering, you must deliver a properly completed, signed original Stock Order Form, with full payment, so that it is received (not postmarked) on or before 2:00 p.m., Eastern time, on [expiration date]. Acceptable methods for delivery of Stock Order Forms are described above.

Q.	HOW MAY I PAY FOR THE SHARES?

A.	Payment for shares can be remitted in three ways:

(1)

By personal check, bank check or money order from the purchaser made payable directly to Hometown Financial Group, Inc. These will be deposited upon receipt. We cannot accept third party checks. TruNorth Bank (or one of its predecessor banks) line of credit checks may not be remitted for this purchase.

(2)

By authorized deposit account withdrawal of funds from your TruNorth Bank deposit account(s). The Stock Order Form section titled “Method of Payment — Deposit Account Withdrawal” allows you to list the deposit account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the Stock Order Form is received. You may not designate withdrawal from accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal from such accounts, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Also, individual retirement account or other retirement accounts held at TruNorth Bank may not be listed for direct withdrawal. See information on using retirement accounts below.

(3)

By cash. Cash will only be accepted at TruNorth Bank’s offices located at 36 Main Street, Easthampton, Massachusetts, 31 Sutton Avenue, Oxford, Massachusetts, or 248 Andover Street (Rt. 114), Peabody, Massachusetts, and will be converted to a bank check. Please do not mail cash!

Q.	WILL I EARN INTEREST ON MY FUNDS?

A.

Yes. If you pay by personal check, bank check or money order, you will earn interest at [interest rate]% per annum from the date payment is processed until the stock offering is completed or terminated. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your TruNorth Bank deposit account(s), your funds will continue to earn interest within the account at the contractual rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion or termination of the conversion and stock offering.

Q.	ARE THERE LIMITS TO HOW MANY SHARES I CAN ORDER?

A.

Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by an individual, or individuals exercising subscription rights through a single qualifying account held jointly, is 50,000 shares ($500,000). Additionally, no person or entity together with any associate, or any group of persons acting in concert, may purchase more than 120,000 shares ($1,200,000) in all categories of the stock offering combined.

More detail on purchase limits, including the definitions of “associate” and “acting in concert,” can be found in the Prospectus section entitled “The Conversion and Stock Offering — Limitations on Common Stock Purchases.”

Q.	MAY I USE MY TRUNORTH BANK INDIVIDUAL RETIREMENT ACCOUNT (“IRA”) TO PURCHASE SHARES?

A.

It is possible to use funds currently held in IRAs with TruNorth Bank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at TruNorth Bank or elsewhere, please call our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the [expiration date] offering deadline. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

Q.	MAY I USE A LOAN FROM TRUNORTH BANK TO PAY FOR SHARES?

A.

No. TruNorth Bank, by regulation, may not extend a loan for the purchase of Hometown Financial common stock in the stock offering. Similarly, you may not use existing TruNorth Bank (or one of its predecessor banks) line of credit checks to purchase stock in the stock offering.

Q.	MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

A.

No. Once we receive your executed Stock Order Form, it cannot be modified or revoked without our consent or unless the stock offering is terminated or is extended beyond [extension date] or the number of shares of common stock to be sold is increased to more than 79,350,000 shares or decreased to less than 51,000,000 shares.

Q.	ARE DIRECTORS/TRUSTEES AND EXECUTIVE OFFICERS OF TRUNORTH BANK PLANNING TO PURCHASE STOCK?

A.

Yes! Directors/trustees and executive officers, together with their associates, are expected to subscribe for an aggregate of 1,195,000 shares ($11,950,000), or 2.3%, of the shares to be sold in the stock offering at the minimum of the offering range, excluding shares to be issued to the charitable foundation.

Q.	WILL THE STOCK BE INSURED?

A.	No. Like any common stock, Hometown Financial’s common stock will not be insured.

Q.	WILL DIVIDENDS BE PAID ON THE STOCK?

A.

Following the conversion and stock offering, our board of directors will be authorized to declare and pay dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount, the board of directors is expected to consider a number of factors, including capital requirements, our consolidated financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by applicable regulations and policies, may be paid in addition to, or in lieu of, regular cash dividends.

Q.	HOW WILL SHARES OF HOMETOWN FINANCIAL GROUP, INC. TRADE?

A.

We expect that Hometown Financial’s shares will be listed on the Nasdaq Capital Market under the symbol “HFG” upon completion of the conversion and stock offering. Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell Hometown Financial shares in the future.

Q.	IF I PURCHASE SHARES IN THE SUBSCRIPTION OFFERING OR ANY COMMUNITY OFFERING, WHEN WILL I RECEIVE MY SHARES?

A.

All shares of Hometown Financial common stock sold in the Subscription Offering and any Community Offering will be issued in book entry form on the books of our transfer agent, through the Direct Registration System. Paper stock certificates will not be issued. As soon as practicable after completion of the conversion and stock offering, our transfer agent will send, by first class mail, a statement regarding your stock ownership.

Q.	WHAT ARE DIRECT REGISTRATION AND DRS?

A.

Direct registration refers to your ownership of stock registered in your own name on the books of Hometown Financial, without taking possession of a printed stock certificate. Instead, your ownership is recorded and tracked as an accounting entry (referred to as “book entry”) on the books of Hometown Financial. The DRS (Direct Registration System) is a system that electronically moves investors’ positions between brokers and transfer agents for issuers that offer direct registration.

WHERE TO GET MORE INFORMATION

Q.	HOW CAN I GET MORE INFORMATION?

A.

For more information, refer to the enclosed Prospectus or call our Stock Information Center, at [SIC #], between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center will be closed on bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered by the Prospectus are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other government agency.

SUBSCRIPTION OFFERING AND COMMUNITY OFFERING STOCK ORDER ACKNOWLEDGEMENT LETTER

[Hometown Financial Group, Inc. Letterhead]

[Imprinted with Name & Address of Subscriber]

Date

STOCK ORDER ACKNOWLEDGEMENT

This letter is to acknowledge receipt of your stock order form, together with full payment, to purchase common stock offered by Hometown Financial Group, Inc. Please check the following information carefully to ensure that we have entered your order correctly. Each order is assigned an order priority described below. Acceptance of your order does not guarantee that you will receive the same number of shares you have ordered. If there are not sufficient shares available to satisfy all subscriptions, the shares of common stock you will receive will be subject to the allocation provisions of the plan of conversion of Hometown Financial Group, MHC, as well as other conditions and limitations described in the Hometown Financial Group, Inc. Prospectus dated ______, 2026. Refer to pages ___-___ of the Hometown Financial Group, Inc. Prospectus for further information regarding subscription priorities. Shares will be allocated first to categories in the subscription offering in the order of priority set forth below.

Following completion of the offering, allocation information will be released as soon as practicable on the following website: https://allocations.kbw.com/

Stock Registration (please review carefully)	Other Order Information:
Name1 Name2 Street1 Street2 City, State Zip Ownership: Social Security / Tax ID #:	Batch #: _____ Order #: _____ Number of Shares Requested: _________ Offering Category: _____ (subject to verification; see descriptions below)

Offering Category Descriptions:

SUBSCRIPTION OFFERING

1.	Depositors of TruNorth Bank (and its predecessor banks) with aggregate account balances of at least $50 as of the close of business on June, 30, 2025;

2.	Depositors of TruNorth Bank (and its predecessor banks) with aggregate account balances of at least $50 as of the close of business on June 30, 2026;

3.	TruNorth Bank’s tax-qualified employee benefit plans;

4.

Employees, officers and directors/trustees of Hometown Financial Group, Inc. (a Maryland corporation), Hometown Financial Group, MHC, Hometown Financial Group, Inc. (a Massachusetts corporation) and TruNorth Bank and corporators of Hometown Financial Group, MHC who do not have a higher purchase priority.

COMMUNITY OFFERING

5.	Residents of the Massachusetts, Connecticut, and New Hampshire cities and towns listed in the Prospectus; and

6.	Members of the General Public.

Thank you for your order,

HOMETOWN FINANCIAL GROUP, INC.

STOCK INFORMATION CENTER

(___) ___-____

BRANCH LOBBY POSTER

******************************

OUR STOCK OFFERING EXPIRES

________ __, 2026

We are conducting an offering of shares of our common stock

UP TO 69,000,000 SHARES OF

COMMON STOCK

(subject to increase to 79,350,000 shares)

$10.00 Per Share

THIS OFFERING EXPIRES AT 2:00 P.M., EASTERN TIME,

ON _________, 2026

******************************

If you have questions about the stock offering,

call our Stock Information Center, at (___) ___-____,

between 10:00 a.m. and 4:00 p.m., Monday through Friday.

Our Stock Information Center will be closed on bank holidays.

[Hometown Financial Group, Inc. Logo]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other government agency.

TOMBSTONE NEWSPAPER ADVERTISEMENT

[HOMETOWN FINANCIAL GROUP, INC. LOGO]

(Proposed Holding Company for TruNorth Bank)

UP TO 69,000,000 SHARES OF

COMMON STOCK

(subject to increase to 79,350,000 shares)

$10.00 Per Share

Purchase Price

Hometown Financial Group, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Hometown Financial Group, Inc., without a sales commission, during the offering period.

This offering expires at 2:00 p.m., Eastern time, on __________, 2026.

To receive a copy of the Prospectus and Stock Order Form,

call our Stock Information Center, at (___) ___-____,

between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday.

Our Stock Information Center is closed on bank holidays.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other government agency.

BANK WEBSITE NOTICE/ EMAIL NOTICE/WRITTEN REMINDER NOTICE/BANK STATEMENT STUFFER

If you are an eligible depositor as of June 30, 2025 or June 30, 2026, you should expect to receive from us one or more packages about the proposed conversion and stock offering.

If you have not received this package or have questions about the materials you received, please call the Stock Information Center at [SIC#], Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time, except on bank holidays.

If you are interested in purchasing shares of common stock, original stock order forms and full payment must be received (not postmarked) on or before 2:00 p.m., Eastern time, on [expiration date].

[TruNorth Bank Logo]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other government agency.